Exhibit 10.1

UST 311

UNITED STATES DEPARTMENT OF THE TREASURY

1500 Pennsylvania Avenue, NW

Washington, D.C. 20220

June 17, 2009

Ladies and Gentlemen:

Reference is made to that certain letter agreement (the “Repurchase Letter Agreement”), dated as of the date set forth on Schedule A hereto, between the United States Department of the Treasury (the “Investor”) and the company set forth on Schedule A hereto (the “Company”). Capitalized terms used but not defined herein shall have the meanings assigned to them in the Repurchase Letter Agreement.

As documented by the Repurchase Letter Agreement, the Company has completed the repurchase from the Investor of all of the Preferred Shares issued to the Investor pursuant to the Securities Purchase Agreement. Following such time, the Company delivered a Warrant Repurchase Notice dated as of the date set forth on Schedule A hereto to the Investor. In connection with the consummation, on the date hereof, of the repurchase of the Warrant by the Company from the Investor, as contemplated by the Warrant Repurchase Notice and Section 4.9 of the Securities Purchase Agreement:

(a) The Company hereby acknowledges receipt from the Investor of the Warrant; and

(b) The Investor hereby acknowledges receipt from the Company of a wire transfer to the account of the Investor set forth on Schedule A hereto in immediately available funds of the aggregate purchase price set forth on Schedule A hereto, representing payment in full for the Warrant, determined in accordance with Section 4.9 of the Securities Purchase Agreement.

This letter agreement will be governed by and construed in accordance with the federal law of the United States if and to the extent such law is applicable, and otherwise in accordance with the laws of the State of New York applicable to contracts made and to be performed entirely within such State.

This letter agreement may be executed in any number of separate counterparts, each such counterpart being deemed to be an original instrument, and all such counterparts will together constitute the same agreement. Executed signature pages to this letter agreement may be delivered by facsimile and such facsimiles will be deemed sufficient as if actual signature pages had been delivered.

In witness whereof, the parties have duly executed this letter agreement as of the date first written above.

UNITED STATES DEPARTMENT OF THE TREASURY

By:	/s/ Duane Morse
Name:	Duane Morse
Title:	Chief Risk and Compliance Officer

ALLIANCE FINANCIAL CORPORATION

By:	/s/ J. Daniel Mohr
Name:	J. Daniel Mohr
Title:	Chief Financial Officer and Treasurer

SCHEDULE A

Company Information:

Name of the Company:	Alliance Financial Corporation

Corporate or other organization form Of the Company	Publicly Traded Stock Company (Bank Holding Company)

Jurisdiction of the Company:	New York

Information related to the Preferred Share Repurchase:

Date of Repurchase Letter Agreement:	May 13, 2009

Terms of the Warrant Repurchase:

Date of the Warrant Repurchase Notice:	May 26, 2009

Aggregate purchase price for the Warrant:	$900,000

Investor wire information for payment of purchase price for the Warrant:	The Bank of New York Mellon
ABA # 021000018
GLA/111567
Ref : a/c #629904
Ref: acct name: BETA EESA
Preferred Account